UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OSI SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	33-0238801
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12525 Chadron Avenue Hawthorne, California	90250
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered
NONE	NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: [                    ] (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on August 1, 2000 as set forth below.

ITEM 1. Description of Registrant’s Securities to be Registered.

On July 31, 2000, the Board of Directors of OSI Systems, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, without par value (the “Common Shares”) of the Company. The dividend is payable to shareholders of record on August 17, 2000. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, without par value of the Company at a price of $100 per one one-thousandth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent (the “Rights Agent”). Capitalized terms used and not defined herein have the meanings given to them in the Rights Agreement.

On December 21, 2004, the Company and the Rights Agent entered into the First Amendment to the Rights Agreement (“Amendment”), pursuant to which the terms of the outstanding Rights were amended. Section 1(a) of the Rights Agreement was amended to reduce the maximum amount of Common Shares that a person or group can acquire before the Rights Agreement is triggered. The Amendment provides that a distribution under the Rights Agreement will occur, with certain exceptions, only if a person or group becomes the beneficial owner of more than 10% of the Company’s Common Shares. In determining the 10% ownership under the Rights Agreement, shareholders who report or are permitted to report such ownership on Schedule 13G under the Securities Exchange Act of 1934, as amended, will be excluded.

The Amendment, specifying the terms of the Rights, is attached hereto as Exhibit 4.2. The foregoing description is qualified in its entirety by reference to the description of the Rights and their terms set forth in the Rights Agreement and the Amendment, which are incorporated herein by reference.

ITEM 2. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Rights Agreement, dated as of July 31, 2000, by and between OSI Systems, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed on August 1, 2000).

4.2	First Amendment to Rights Agreement, dated as of December 21, 2004, by and between OSI Systems, Inc. and U.S. Stock Transfer Corporation, as Rights Agent.

2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant)	OSI SYSTEMS, INC.

Date:	December 23, 2004

By:	/s/ DEEPAK CHOPRA
Deepak Chopra President & Chief Executive Officer

OSI SYSTEMS, INC.

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1	Rights Agreement, dated as of July 31, 2000, by and between OSI Systems, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed on August 1, 2000).

4.2	First Amendment to Rights Agreement, dated as of December 21, 2004, by and between OSI Systems, Inc. and U.S. Stock Transfer Corporation, as Rights Agent.